Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated September 18, 2020 (except for the effects of the reverse stock split discussed in Note 14, as to which the date is November 16, 2020) with respect to the financial statements of Olema Pharmaceuticals, Inc. included in Amendment No.1 to the Registration Statement (Form S-1 No. 333-249748) and related Prospectus of Olema Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

November 18, 2020